Highwater Ethanol 2014 Fiscal Year Report

From the Desk of CEO Brian Kletscher

2014 Fiscal Year Management Report for Highwater Ethanol, LLC, Lamberton, MN

Plant Efficiency: Highwater Ethanol, LLC is permitted as a 59.5 million gallon per year facility. Production rate at the facility ended the fiscal year at 56.34 mgpy, within the MPCA permits. Highwater Ethanol ground 19.825 million bushels of #2 Yellow Corn in fiscal year 2014 for an efficiency rate of 2.84 gallons of denatured ethanol per bushel of corn ground, above the guarantee rate of 2.8 gallons of denatured ethanol per bushel of corn ground. Using the 2.8 as a guarantee and considering these efficiencies, we were able to produce 828,838 more gallons of denatured ethanol {a value of $1,864,886@ assuming an average price of $2.25 gal.} with savings in bushels of corn required of approximately 296,013 bushels { a value of $1,110,048 assuming an average price of$3.75 per bushel}. DDGS production for the fiscal year 2014 was at 132,565 tons of DDGS and 40,788 tons of Modified DGS. The DDGs and MDGs combined resulted in an efficiency rate of 17.48 pounds per bushel ground above our projected rate of 15.6 pounds per bushel ground. We have also seen other efficiencies. The natural gas usage guarantee was at 34,000 btu per gallon produced. Highwater Ethanol's natural gas usage for the fiscal year 2014 was at 25,230 btu per gallon produced. Electrical usage also continues to be monitored. The electrical guarantee was .75 kW per gallon produced and Highwater Ethanol is at .68 kW per gallon produced for the fiscal year 2014. These are small tweaks and savings added to the bottom line. The Highwater Ethanol management team continues to monitor our efficiencies as we believe that our efficiencies will allow HWE to continue to be competitive in the future.

Contributions to Local Economy: The local farm economy continues to benefit from Highwater Ethanol, as management believes we have pushed the corn market by an estimated $.12 - $.15 per bushel purchased on average resulting in approximately $2.4 – 3.0 million dollars injected into the region via increased corn prices.

Net Income: For the fiscal year 2014, Highwater Ethanol had a net income of $21.996 million which is significantly above our budget projected net income of $4,304,239. We continue to work hard to pay off our long term debt, and this net income has certainly allowed us to stay on track.

Efficiencies at your facility have allowed us to operate through the tight margins in 2012 and once again return to a profitable 2013 and 2014.

Marketing: Highwater Ethanol continues to be joint owners of Renewable Products Marketing Group since February 2011; we believe this move has allowed Highwater Ethanol a long term advantage in the marketing of our ethanol. This ownership has allowed us some clear advantages in marketing cost and related transportation cost. We expect that we will continue to recognize these savings into the future. Highwater Ethanol continues to market our DDG's and corn oil through CHS and do a nice job of

marketing our products. Highwater Ethanol also took over the marketing of MDGS on July 1, 2011. We have seen our sales of this product go from 750 tons per month to 3000 - 5000 tons per month. Your management team continues to review contracts, new production enzymes, chemicals and related items. We also continue to review how we handle our product produced and the quality of product produced. Every item that we review has an action or reaction and we try to anticipate the end result.

Long term debt for Highwater Ethanol: The Highwater Ethanol management team is working hard to reduce the debt balance as we believe that this will allow us to optimize our ability to return money to our investors in the future. We started the fiscal year 2014 with a balance due to First National Bank of Omaha (FNBO) and to US Bank pursuant to a Capital Lease of $45,759,136. The balance due to our current lender, AgStar Financial Services, as of 10/31/2014 is $26,509,288. This is a reduction of approximately $19.25 million for the fiscal year 2014. In February 2014, we refinanced the long term debt that was held by FNBO with AgStar Financial Services. In September 2014, we refinanced our balance owed on the Capital Lease with AgStar Financial Services. We are very pleased to have the refinancing of the long term debt completed. With this refinancing and payment of debt, we have reduced our monthly interest cost by approximately $100,000 per month. Interest paid in 2013 was approximately $3.635 million and we estimate that interest for fiscal year 2015 will be approximately $984,000. The refinancing included our Operating Line of Credit, Revolving Loan and the Long term debt. We have a Letter of Credit issued through AgStar to Northern Natural Gas in the amount of $2.0 million; this amount was reduced from $2.5 million dollars by NNG on November 1, 2014.

Permits for Highwater Ethanol: In November 2011, Highwater Ethanol received its NPDES/SDS permit which is valid to October 31, 2016. In February 2012, we received our Air Emissions permit which is valid through February 14, 2017. Since receiving approval from MPCA on these permits, Highwater Ethanol will be allowed to produce 59.5 mgpy of denatured ethanol. Highwater Ethanol also amended its Air Emissions permit in August 2014 two add additional hammer mills to our process which is expected to allow redundancy.

Water: The water process building continues to run well with the upsizing of RO #3 and RO #4 which was included in our NPDES permit. This upgrade was completed in April 2012 and this has allowed us to recover additional water through our water treatment process while reducing the water hauled to the City of St. Peter by approximately 66%. We also included doing a tile project that has allowed us to receive water from a tile line on the far west end of the property and a neighboring property and we will continue to use water from the storm water pond. Highwater Ethanol's water usage rate remains low at 2.15 gallons of water per gallon of ethanol produced.

Highwater Ethanol employees: We currently employee 40 full time employees. Our management team remains in place from one year ago with the following as part of our team: CFO Luke Schneider, Plant Manager Greg Bergeron, Operations Manager Chad Altermatt, Maintenance Manager Jon Osland, Lab Manager Lisa Landkammer, EHS Manager Shane Rasset and CEO Brian Kletscher. We have had other natural attrition of employees and we have been able to fill these positions and train employees to do the job as required.

Employee Safety: Highwater Ethanol continues to pride ourselves on employee safety. We are not saying we are flawless on errors by employees. However we have been very fortunate that we have accomplished 385 days without a reportable injury that resulted in loss of work time. We continue to give training for all employees and monitor the facility to help reduce accidents. Part of this is the desire by all employees to take pride in their work area. Keeping it clean with no clutter helps reduce accidents.

Butamax: In October 2013 Highwater Ethanol and Butamax enter into an agreement to install and license Butamax's patented corn oil extraction system and technology. The installation was completed this past April 2014.

Progress has been steady. We want to commend our employees for maintaining production levels and maintaining the appearance of this facility. The plant is running nice and it looks great! Thank you!!!

We will continue to take care of the present as we focus on the future!!

Brian Kletscher, CEO
Highwater Ethanol, LLC

This report contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Many factors could cause actual results to differ materially from those projected in forward-looking statements and we cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this report.